UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report:  March 8, 2012

BELLA PETRELLA’S HOLDINGS, INC.
 (Exact name of registrant as specified in its charter)

Florida	333-169145	27-0645694
(State of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9085 Charles E. Limpus Road, Orlando, Florida 32836
(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code: 516-375-6649

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 - Corporate Governance and Management

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

 (a)(1)  On March 8, 2012, our majority stockholder, JVW Entertainment, Inc., removed the following directors by action by written consent:  Christopher C. Harwell and Samuel E. Hunter.  The majority stockholder took this action in accordance with §607.0808(1), Fla. Stat., which provides “The shareholders may remove one or more directors with or without cause unless the articles of incorporation provide that directors may be removed only for cause.”  Our articles of incorporation to not contain any provision regarding removal of directors, which would restrict the action by our majority stockholder.  Neither director has advised us prior to notification of their removal of any disagreement with the board or our management.

(a)(2)  Neither former director has furnished us with any written correspondence, concerning the circumstances surrounding his removal, except Mr. Harwell which correspondence is filed as an exhibit hereto.  Management has no knowledge regarding any facts which would support Mr. Harwell’s general allegations of wrongdoing or provide grounds for litigation.  In the event Mr. Harwell brings an action against us, we will vigorously defend the action and believe any such action will be without merit and frivolous.  We will seek to recovery our attorney’s fees and prejudgment interest from the plaintiff and his counsel pursuant to §57.105, Fla. Stat.

(a)(3)

(i)  We are providing each director with a copy of this report on Form 8-K on the day we are filing it with the Commission;

(ii)  we are hereby notifying each director that he may furnish us as promptly as possible with a letter addressed to us stating whether he agrees with the statements we have made above and, if not, stating the respects in which he does not agree; and

(iii) We will file any such letter we receive with the Commission as an exhibit by an amendment to this report on Form 8-K within two business days after our receipt of it.

Section 9 - Financial Statements and Exhibits

Item 9.01  Financial Statements and Exhibits.

(d)  Exhibits:

Exhibit No.	Title or nature of exhibit
17	Correspondence on departure of director

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BELLA PETRELLA’S HOLDINGS, INC.

/s/ John V. Whitman, Jr.
John V. Whitman, Jr.
Chief Executive Officer

March 15, 2012